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                                                                      EXHIBIT 21



                              BAR TECHNOLOGIES INC.

                         SUBSIDIARIES OF THE REGISTRANT



The following are subsidiaries of Bar Technologies Inc. as of January 2, 1999:

                                                     STATE OR OTHER
                                                     JURISDICTION OF             PERCENT
NAME                                                 INCORPORATION              OWNERSHIP
----                                                 -------------              ---------
Bliss & Laughlin Industries Inc.                     Delaware                      100%

Canadian Drawn Steel Company*                        Canada                        100%



* Canadian Drawn Steel Company is a wholly-owned subsidiary of Bliss & Laughlin Industries Inc.